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                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                   Year Ended December 31,                 Ended
                                                      1991        1992       1993       1994       1995    3/31/96
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .  $ 71,765    $ 83,572   $ 74,121   $ 63,805   $ 61,836   $ 60,120
  Interest on Other Long-term Debt. . . . . . . .    28,575      26,611     24,510     21,453     23,193     24,584
  Interest on Short-term Debt . . . . . . . . . .     5,973       2,711      1,122        992      2,658      2,973
  Miscellaneous Interest Charges. . . . . . . . .     3,237       2,800      2,958      5,140      7,126      7,574
  Estimated Interest Element in Lease Rentals . .    22,800      22,800     15,300     13,900     50,700     50,700
       Total Fixed Charges. . . . . . . . . . . .  $132,350    $138,494   $118,011   $105,290   $145,513   $145,951

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .  $166,102    $160,553   $185,770   $162,626   $189,447   $208,241
  Plus Federal Income Taxes . . . . . . . . . . .    78,480      75,783     64,244     74,822     93,699    103,288
  Plus State Income Taxes . . . . . . . . . . . .     1,898       1,082      2,626      3,375      1,618      1,549
  Plus Fixed Charges (as above) . . . . . . . . .   132,350     138,494    118,011    105,290    145,513    145,951
       Total Earnings . . . . . . . . . . . . . .  $378,830    $375,912   $370,651   $346,113   $430,277   $459,029

Ratio of Earnings to Fixed Charges. . . . . . . .      2.86        2.71       3.14       3.28       2.95       3.14
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